                                 SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              [AMENDMENT NO.   ]

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         SPINNAKER EXPLORATION COMPANY
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

1)  Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------
2)  Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------
4)  Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------
5)  Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)  Amount Previously Paid:

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2)  Form Schedule or Registration Statement No.:

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3)  Filing Party:

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4)  Date Filed:

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

                     [Spinnaker Exploration Company Logo]
                         SPINNAKER EXPLORATION COMPANY

                                Houston, Texas

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             Tuesday, May 23, 2000

To the Stockholders:

   The 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Spinnaker Exploration Company, a Delaware corporation (the "Company"), will be held on Tuesday, May 23, 2000, at 9:00 a.m., local time, at the DoubleTree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, for the following purposes:

     (1) To elect seven directors to serve until the 2001 Annual Meeting of Stockholders;

     (2) To ratify the selection of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending December 31, 2000; and

     (3) To transact such other business as may properly come before such meeting or any adjournment(s) thereof.

   The close of business on March 31, 2000 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

   You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                          By Order of the Board of Directors

                                          /s/ James M. Alexander
                                          James M. Alexander
                                          Secretary

April 13, 2000

                     [Spinnaker Exploration Company Logo]
                         SPINNAKER EXPLORATION COMPANY

                         1200 Smith Street, Suite 800
                             Houston, Texas 77002
                                (713) 759-1770

                               ----------------

                                PROXY STATEMENT

                               ----------------

                   SOLICITATION AND REVOCABILITY OF PROXIES

   The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board of Directors") of Spinnaker Exploration Company, a Delaware corporation (the "Company"), for use at the 2000 Annual Meeting (the "Annual Meeting") to be held on Tuesday, May 23, 2000, at 9:00 a.m., local time, at the DoubleTree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to stockholders of the Company on or about April 13, 2000.

   The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy (a) by execution and submission of a revised proxy, (b) by written notice to the Secretary of the Company or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

   At the close of business on March 31, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 20,464,296 shares of Common Stock. Each stockholder is entitled to one vote for each share of Common Stock. The Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting. In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present.

   The Company's annual report to stockholders for the year ended December 31, 1999, including financial statements, has been mailed to all stockholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of the proxy soliciting material.

                             ELECTION OF DIRECTORS

   Seven directors are to be elected at the Annual Meeting. The nominees for election as directors are Roger L. Jarvis, Bjarte Bruheim, Jeffrey A. Harris, Reidar Michaelsen, Howard H. Newman, Michael E. McMahon and Sheldon R. Erikson. If elected, each director will serve until the Company's 2001 Annual Meeting of Stockholders and until his successor shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. All of the directors are required to stand for election at the Annual Meeting because directors hold annual terms. The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to elect a director. Accordingly, abstentions and "broker non-votes" would have the same effect as a vote against a director. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Stockholders may not cumulate their votes in the election of directors.

   Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

   The following table sets forth information regarding the names, ages as of March 31, 2000, principal occupations of the nominees, directorships in certain other companies held by them and the length of continuous service as a director of the Company.

                                                                   Director
       Nominees         Principal Occupation and Directorships      Since   Age
       --------       ------------------------------------------   -------- ---
 Roger L. Jarvis..... Chairman of the Board, President and Chief     1996    46
                      Executive Officer of the Company

 Bjarte Bruheim...... President and Chief Operating Officer,         1996    44
                      Petroleum Geo-Services ASA

 Jeffrey A. Harris... Member and Managing Director, E.M.             1996    44
                      Warburg, Pincus &
                      Co., LLC; General Partner, Warburg, Pincus
                      & Co.; Director, Industri-Matematik
                      International, ECsoft Group plc and Knoll,
                      Inc.

 Reidar Michaelsen... Chairman of the Board and Chief Executive      1996    56
                      Officer, Petroleum
                      Geo-Services ASA

 Howard H. Newman.... Member and Managing Director, E.M.             1996    52
                      Warburg, Pincus & Co., LLC; General
                      Partner, Warburg, Pincus & Co.; Director,
                      ADVO, Inc., Newfield Exploration Company,
                      EEX Corporation, RenaissanceRe Holdings,
                      Ltd., Cox Insurance Holdings, Plc and
                      Eagle Family Foods Holdings, Inc.

 Michael E. McMahon.. Partner, RockPort Partners LLC; Director,      1999    52
                      Triton Energy Limited

 Sheldon R. Erikson.. Chairman of the Board, President and Chief     2000    58
                      Executive Officer, Cooper Cameron
                      Corporation; Director, Triton Energy
                      Corporation, Layne Christensen Co.,
                      National Ocean Industries Association,
                      Petroleum Equipment Suppliers Association,
                      American Petroleum Institute

   Each of the nominees has been engaged in the principal occupation set forth opposite his name for the past five years except as follows:

   Mr. McMahon was a Managing Director of Chase Securities, Inc., from July 1997 to June 1998. From October 1994 until July 1997, Mr. McMahon was a Managing Director of Lehman Brothers.

Directors' Meetings and Committees of the Board of Directors

   The Board of Directors currently has seven members. Prior to the initial public offering on October 4, 1999, the Company's stockholders entered into an agreement to elect the Board of Directors, electing two members designated by Petroleum Geo-Services ASA ("PGS"), two members designated by Warburg, Pincus Ventures, L.P. ("Warburg") and one member designated by the Company's chief executive officer. This agreement terminated on completion of the initial public offering on October 4, 1999. The Company's directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

   The Board of Directors held six meetings during 1999 and executed three unanimous consents in lieu of meetings. During 1999, each of the directors, except Mr. Bruheim, attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that such director served as a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during the period that such director so served.

   The Board of Directors has the following standing committees:

   Audit Committee. The Audit Committee, which currently consists of Messrs. McMahon, Erikson and Harris, met once during 1999. Mr. McMahon serves as Chairman of the Audit Committee. The Audit Committee is responsible for:

  . recommending the selection of the Company's independent public accountants;

  . reviewing and approving the scope of the Company's independent public accountants' audit activity and the extent of non-audit services; reviewing with management and the independent public accountants the adequacy of the Company's basic accounting systems and the effectiveness of its internal audit plan and activities;

  . reviewing the Company's consolidated financial statements with management and the independent public accountants and exercising general oversight of its financial reporting process; and

  . reviewing the Company's litigation and other legal matters that may affect its financial condition and monitoring compliance with its business ethics and other policies.

   Compensation Committee. The Compensation Committee, which currently consists of Messrs. Harris, Bruheim, Erikson, McMahon, Michaelsen and Newman, met twice during 1999. Mr. Harris is the Chairman of the Compensation Committee. The Compensation Committee is responsible for:

  . administering and granting awards under the 1998 Amended and Restated
    Stock Option Plan and the 1999 Stock Incentive Plan;

  . reviewing the compensation of the Company's Chief Executive Officer and recommendations of the Chief Executive Officer as to appropriate compensation for the other executive officers and key personnel;

  . examining periodically the general compensation structure; and

  . supervising the Company's welfare and pension plans and compensation plans.

   Risk Management Committee. The Risk Management Committee, which consists of Messrs. Jarvis and Newman, met once during 1999. The Risk Management Committee is responsible for monitoring the hedging program and adherence to the hedging policy.

   The Board of Directors currently has no nominating committee or committee performing a similar function.

Compensation of Directors

   The Company paid no compensation to any non-employee director prior to the initial public offering on October 4, 1999. Following this date, non-employee directors unaffiliated with Warburg or PGS are granted options pursuant to the 1999 Stock Incentive Plan to purchase 16,000 shares of Common Stock at fair market value, as defined, upon appointment to the Board of Directors, with 20% vesting on the date of grant and 20% vesting on each anniversary of the grant date. These directors are also awarded options to purchase 16,000 shares of Common Stock at fair market value, as defined, annually on the date of the annual meeting of stockholders, with 20% vesting on the date of grant and 20% vesting on each anniversary of the grant date. In addition, these directors will be granted 600 options quarterly during the year commencing upon the Annual Meeting that will vest 100% on the date of grant. In 1999, the Company granted options to purchase 16,000 shares of Common Stock to Mr. McMahon. Non-employee directors are also reimbursed for out-of-pocket expenses incurred to attend board and committee meetings.

Security Ownership of Certain Beneficial Owners and Management

   The following table sets forth certain information, unless otherwise indicated, as of March 31, 2000, regarding beneficial ownership of Common Stock of the Company by (i) each person known by the Company to own beneficially 5% or more of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers, (iii) each director and (iv) all executive officers and directors as a group.

                                                     Beneficial Ownership(2)
                                                     ---------------------------
     Name of Beneficial Owner                           Shares       Percent
     ------------------------                        -------------- ------------
Warburg, Pincus Ventures, L.P.(1)(3)................      6,800,585      33.2%
Petroleum Geo-Services ASA(1)(4)....................      5,388,743      26.3
Strong Capital Management, Inc.(1)(5)...............      1,154,700       5.6
Roger L. Jarvis.....................................        953,845       4.5
James M. Alexander..................................        443,603       2.1
William D. Hubbard..................................        237,776       1.1
Kelly M. Barnes.....................................        123,071       *
L. Scott Broussard..................................         43,716       *
Bjarte Bruheim(4)...................................      5,393,743      26.4
Jeffrey A. Harris(3)................................      6,800,585      33.2
Reidar Michaelsen(4)................................      5,393,743      26.4
Howard H. Newman(3).................................      6,800,585      33.2
Michael E. McMahon..................................         18,875       *
Sheldon R. Erikson..................................          3,800       *
Executive officers and directors as a group
 (consisting of 12 persons).........................     14,033,414      63.6

--------
*  Represents beneficial ownership of less than 1%.

(1) The address of Warburg is 466 Lexington Avenue, New York, New York 10017. The addresses of PGS are Strandveien 50E, P.O. Box 89, N-1325 Lysaker, Norway and 16010 Barker's Point Lane, Suite 600, Houston, Texas 77079. The address of Strong Capital Management, Inc. is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.

(2) Pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Jarvis, Alexander, Hubbard, Barnes, Broussard, McMahon and Erikson include 855,606, 343,220, 215,392, 112,999, 42,440, 4,400 and 3,800 shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 1,587,257 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(3) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership. E. M. Warburg, Pincus & Co., LLC, a New York limited liability company, manages Warburg. The members of E. M. Warburg, Pincus & Co., LLC are substantially the same as the partners of Warburg, Pincus & Co. Lionel I. Pincus is the managing partner of Warburg, Pincus & Co. and the managing member of E. M. Warburg, Pincus & Co., LLC and may be deemed to control both Warburg, Pincus & Co. and E. M. Warburg, Pincus

   & Co., LLC. Messrs. Harris and Newman are Managing Directors and members of E.M. Warburg, Pincus & Co., LLC and general partners of Warburg, Pincus & Co. All shares indicated as owned by Messrs. Harris and Newman are included because of their affiliation with the Warburg, Pincus entities. Messrs. Harris and Newman disclaim beneficial ownership of the shares owned by Warburg.

(4) The shares are owned directly by PGS or by a wholly owned subsidiary of PGS. Mr. Michaelsen serves as Chairman of the Board and Chief Executive Officer and Mr. Bruheim serves as President and Chief Operating Officer of PGS. As such, Messrs. Michaelsen and Bruheim may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by PGS. Messrs. Michaelsen and Bruheim disclaim beneficial ownership of the securities owned by PGS.

(5) Based solely on the Schedule 13G dated January 25, 2000 and filed jointly with the Securities and Exchange Commission (the "Commission") on behalf of Strong Capital Management, Inc., an Investment Adviser registered under
    Section 203 under the Investment Advisors Act of 1940, and Mr. Richard S. Strong, Chairman of the Board and principal shareholder of Strong Capital Management, Inc. Strong Capital Management, Inc. has voting and dispositive power with respect to 602,100 and 1,154,700 shares, respectively. Mr. Strong could be deemed to have voting and/or investment power with respect to the shares beneficially owned by Strong Capital Management, Inc.

                                  MANAGEMENT

   The following table sets forth certain information with respect to the executive officers of the Company as of March 31, 2000. The Company's executive officers serve at the discretion of the Company's Board of Directors.

                 Name                 Age               Position
 ------------------------------------ --- ------------------------------------
 Roger L. Jarvis.....................  46 Chairman, President, Chief Executive
                                          Officer and Director
 James M. Alexander..................  48 Vice President, Chief Financial
                                          Officer and Secretary
 William D. Hubbard..................  56 Vice President--Exploration
 L. Scott Broussard..................  42 Vice President--Drilling and
                                          Production
 Kelly M. Barnes.....................  46 Vice President--Land
 Jeffrey C. Zaruba...................  36 Treasurer

--------
   Roger L. Jarvis has served as President, Chief Executive Officer and Director of Spinnaker since 1996 and as Chairman of Spinnaker since 1998. From 1986 to 1994, Mr. Jarvis served in various capacities with King Ranch Inc. and its subsidiary, King Ranch Oil and Gas, Inc., including Chief Executive Officer, President and Director of King Ranch Inc. and Chief Executive Officer and President of King Ranch Oil and Gas, Inc., where he expanded its activities in the Gulf of Mexico.

   James M. Alexander has served as Vice President, Chief Financial Officer and Secretary of Spinnaker since 1996. From 1994 to 1995, Mr. Alexander served as Chief Financial Officer and then President of Enron Global Power and Pipeline L.L.C. From 1995 to 1996, he served as President of Alexander Consulting. Mr. Alexander is a director of Dril-Quip, Inc.

   William D. Hubbard has served as Vice President--Exploration of Spinnaker since 1996. He served as Senior Vice President--Exploration at Global Natural Resources Corp. from 1992 to 1996, where he was responsible for both onshore and offshore exploration.

   L. Scott Broussard has served as Vice President--Drilling and Production of Spinnaker since August 1999 after joining the Company as Operations Manager in 1998. Mr. Broussard served as Vice President and co-owner of HTK Consultants, Inc., an engineering consulting firm, from 1994 to 1998.

   Kelly M. Barnes has served as Vice President--Land of Spinnaker since 1997. From 1992 to 1997, he served as Vice President--Land and Assistant Corporate Secretary of Global Natural Resources Corporation of Nevada and its affiliated corporations.

   Jeffrey C. Zaruba has served as Treasurer since joining Spinnaker in August 1999. From 1992 to 1999, Mr. Zaruba served as Assistant Controller and held various financial and tax reporting positions with Cliffs Drilling Company, which merged with R&B Falcon Corporation in 1998.

Employment Agreements

   Mr. Jarvis entered into an employment agreement with Spinnaker effective December 20, 1996. The agreement provides that Mr. Jarvis will receive a minimum annual base salary equal to $250,000. Under the agreement, Mr. Jarvis also may receive bonuses, at the discretion of the Board of Directors, and will be allowed to participate in all benefit plans offered by Spinnaker to similarly situated employees.

   Either the Board of Directors or Mr. Jarvis can terminate the employment agreement at any time. If the employment agreement, which has an initial term ending on December 31, 2000, is not terminated on or before December 15, 2000, or on or before each December 15th thereafter, the term of the agreement shall automatically be extended for one additional year. If the Company terminates the employment agreement prior to the expiration of the initial term without cause or if Mr. Jarvis terminates his employment prior to the expiration of the initial term for good reason, then the Company will continue to pay his then current base salary and continue, at the Company's cost, his coverages under the Company's group health plans, for the greater of the balance of the initial term or one year. In addition, if any payment or distribution by Spinnaker or its affiliates to Mr. Jarvis is subject to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Spinnaker is required to compensate him for the amount of any excise tax imposed on any payments or distributions pursuant to Section 4999 of the Code and for any taxes imposed on that additional payment. Section 4999 of the Code addresses additional taxes payable in the event of a change in control of Spinnaker.

   Mr. Alexander entered into an employment agreement with Spinnaker effective December 20, 1996. The agreement provides that he will receive a minimum annual base salary equal to $175,000. The other terms of Mr. Alexander's employment agreement are substantially similar to the terms of Mr. Jarvis' employment agreement.

   Mr. Hubbard entered into an employment agreement with Spinnaker effective December 20, 1996. The agreement provides that he will receive a minimum annual base salary equal to $165,000. The other terms of Mr. Hubbard's employment agreement are substantially similar to the terms of the employment agreements described above. However, on December 31, 1998, Mr. Hubbard's employment agreement became a year-to-year employment agreement. As a result, if his employment is not terminated before December 15, 2000, and on each year thereafter, the term of the agreement will automatically be extended for one additional year.

   Mr. Barnes entered into an employment agreement with Spinnaker effective December 20, 1996. The agreement provides that he will receive a minimum annual base salary equal to $110,000. The other terms of Mr. Barnes' employment agreement are substantially similar to the terms of Mr. Hubbard's employment agreement.

                            EXECUTIVE COMPENSATION

   The following table sets forth certain information with respect to the compensation of the Chief Executive Officer of the Company and each of its four other most highly compensated executive officers (collectively, the "named executive officers") for the years ended December 31, 1999, 1998 and 1997. All information presented in this section is restated to reflect the two-for-one split of the Company's outstanding Common Stock effected in September 1999.

                          Summary Compensation Table

                                                   Long-Term
                                                  Compensation
                                                     Awards
                                     Annual       ------------
                                  Compensation     Securities
Name and Principal              -----------------  Underlying     All Other
Position                   Year  Salary  Bonus(1)   Options    Compensation(2)
------------------         ---- -------- -------- ------------ ---------------
Roger L. Jarvis........... 1999 $265,000 $134,000   236,529         $750
 Chairman, President and   1998  265,000   91,498        --          750
  Chief Executive Officer  1997  250,000   50,000        --          317

James M. Alexander........ 1999  184,000   65,000    95,898         $750
 Vice President, Chief     1998  184,000   67,342        --          750
  Financial Officer and    1997  175,000   40,000        --          317
  Secretary

William D. Hubbard........ 1999  175,000   60,000    59,960         $750
 Vice President--          1998  175,000   56,042        --          750
  Exploration              1997  165,000   35,000   248,000          317

L. Scott Broussard........ 1999  137,700   62,100    23,798         $750
 Vice President--Drilling  1998  112,500   43,233    52,800          625
  and Production           1997       --       --        --           --

Kelly M. Barnes........... 1999  118,000   41,300    63,593         $750
 Vice President--Land      1998  118,000   37,789        --          750
                           1997  110,000   30,000   111,600          317

--------
(1) Represents annual bonus earned for the fiscal year noted, even if such bonus was paid in the following year.
(2) The All Other Compensation column includes the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer.

Stock Options Granted in 1999

   The following table contains information concerning stock options granted to the named executive officers in 1999.


                                     Individual Grants             Potential Realizable
                         -----------------------------------------   Value at Assumed
                         Number of  % of Total                     Annual Rates of Stock
                         Securities  Options   Exercise             Price Appreciation
                         Underlying Granted to  Price               for Option Terms(3)
                          Options   Employees    Per    Expiration ---------------------
          Name           Granted(1) In 1999(2)  Share      Date        5%        10%
          ----           ---------- ---------- -------- ---------- ---------- ----------
Roger L. Jarvis.........  236,529      27.3%    $14.50   10/04/09  $2,156,901 $5,466,012

James M. Alexander......   95,898      11.1%     14.50   10/04/09     874,491  2,216,132

William D. Hubbard......   59,960       6.9%     14.50   10/04/09     546,774  1,385,632

L. Scott Broussard......    5,000       0.6%     15.63   01/15/09      49,132    124,511
                           18,798       2.2%     14.50   10/04/09     171,418    434,408

Kelly M. Barnes.........   30,000       3.5%     15.63   01/15/09     294,794    747,067
                           33,593       3.9%     14.50   10/04/09     306,334    776,310

--------
(1) The options expire ten years from the date of grant and vest 20% on the grant date and 20% on each anniversary of the grant date.

(2) The Company granted options representing 866,574 shares in 1999.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent upon the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plans governing termination of options upon employment termination, transferability or vesting.

Stock Option Exercises and Fiscal Year-End Values

   The following table contains certain information concerning stock options exercised during 1999 and the value of unexercised options at December 31, 1999.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                                     Options at          In-the-Money Options at
                           Shares                 December 31, 1999       December 31, 1999(1)
                          Acquired    Value   ------------------------- -------------------------
          Name           On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Roger L. Jarvis.........      --        --      840,906      387,623    $4,438,400   $1,109,600
James M. Alexander......      --        --      336,620      156,078     1,775,360      443,840
William D. Hubbard......      --        --      160,792      147,168       832,200      554,800
L. Scott Broussard......      --        --       25,880       50,718       125,840      188,760
Kelly M. Barnes.........      --        --       79,679       95,514       374,490      249,660

--------
(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on The Nasdaq Stock Market on December 31, 1999 of $14.13 per share and the exercise price of the stock option.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Directors currently consists of Messrs. Harris, Bruheim, Erikson, McMahon, Michaelsen and Newman. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee.

Transactions with Related Parties

   On December 20, 1996, the Company entered into a seismic data agreement with PGS. The Company amended the agreement as of January 6, 1998 when it converted from a limited liability company to a corporation. The Company amended the agreement again as of June 30, 1999 to modify the amount, type and geographic coverage of the data and related information made available to the Company. In connection with that second amendment, the Company issued 1,000,000 shares of Common Stock to PGS. The Company has agreed to purchase $2.0 million of seismic-related services from PGS prior to December 31, 2002. The Company's purchases of seismic-related services from PGS were $318,000 in 1999. The Company believes the terms of the data agreement are at least as fair to the Company as it could have obtained from an unaffiliated third party.

   Prior to the initial public offering, the executive officers, directors and 5% stockholders invested cash and other property in Spinnaker in exchange for shares of preferred stock and Common Stock. Each share of preferred stock was converted into two shares of Common Stock in connection with the initial public offering. In addition, Warburg, PGS, Mr. Jarvis and Mr. Alexander received 951,037, 241,995, 5,147 and 2,069 shares of Common Stock, respectively, in lieu of receiving accrued cash dividends on the preferred stock based on the initial public offering price less the underwriters' discounts and commissions per share.

   PGS and Warburg each received 38,048 shares of Common Stock in 1999 in consideration for providing guarantees of the Company's credit facility. The guarantees were terminated in connection with the initial public offering.

Compensation Committee Report on Executive Compensation

   During 1999, the Compensation Committee of the Board of Directors consisted of Messrs. Harris, Bruheim, McMahon, Michaelsen and Newman. The Compensation Committee oversees the administration of compensation programs applicable to all employees of the Company, including its executive officers. Executive compensation is reviewed and approved annually by the Compensation Committee.

   The Compensation Committee seeks to encourage growth in the Company's oil and gas reserves and cash flow and to enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain committed, highly qualified personnel. To achieve those goals, the Compensation Committee believes that the compensation of all employees, including executive officers, should include the following components:

  . A base salary that is competitive with compensation offered by other oil and gas exploration and production enterprises similar to the Company.

  . Annual incentive compensation, based on Company performance and profitability, to reward achievement of Company objectives, individual responsibility and productivity, high quality work and impact on Company results.

  . Case-specific compensation plans to accommodate individual circumstances or non-recurring situations as required.

   Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation paid to its chief executive officer and four other most highly compensated executive officers if the compensation of any such officers exceeds $1.0 million in a particular year. In connection with its policies relating to executive compensation, the Compensation Committee considered the implications of Section 162(m) along with the various other factors described elsewhere in this report in making its executive compensation determinations in 1999. The Compensation Committee has not intended and does not currently intend to award compensation to any executive officer that would exceed the deduction limit of Section 162(m).

   Company Performance. The following summarizes the Company's operational and financial highlights for the year ended December 31, 1999:

  . In 1999, the Company drilled 12 exploratory wells with 8 of these wells being completed as discoveries. From its inception through December 31, 1999, the Company participated in drilling 31 exploratory wells with 21 of these wells being completed as discoveries.

  . The Company's proved reserves increased approximately 94% to 104.5 billion cubic feet of natural gas equivalent ("Bcfe") at December 31, 1999 compared to 53.8 Bcfe at December 31, 1998.

  . The Company's net production increased over 600% to 13.0 Bcfe in 1999 compared to 1.7 Bcfe in 1998.

  . Net loss was $1.3 million in 1999 compared to a net loss of $6.9 million in 1998.

  . Income from operations was $1.3 million in 1999 compared to a loss from operations of $6.8 million in 1998.

  . Cash flow from operations, before working capital changes, increased to $21.7 million in 1999 from a $1.0 million net cash flow from operations deficit, before working capital changes, in 1998.

  . The Company completed its initial public offering on October 4, 1999 and received net proceeds of $108.7 million. With a portion of the proceeds, the Company retired all then outstanding debt of $72.0 million.

   Executive Compensation. Before taking the actions described in this report, the Compensation Committee thoroughly reviewed and discussed the Company's financial and operating results. A summary of the indicators deemed particularly relevant by the Compensation Committee are presented above. Specific actions taken by the Compensation Committee regarding executive compensation are summarized below.

   Base salary. The Compensation Committee evaluated peer group information in setting base salary levels. Annual salary adjustments for the Company's executive group are based on general levels of market salary increases, individual performance and the Company's overall financial and operating results, without any specific relative weight assigned to any of these factors.

   Incentive Bonus. Awards granted to the named executive officers in February 2000 for the 1999 performance period are presented under "Bonus" in the Summary Compensation Table. Such awards were based on level of responsibility, the Company's performance and on individual productivity, quality of work and impact on the Company's results. The Compensation Committee established awards for each executive after reviewing the recommendations of the Chief Executive Officer.

   Stock Option Awards. In February 1999, the Compensation Committee granted options to purchase 30,000 and 5,000 shares of Common Stock to Messrs. Barnes and Broussard, respectively, to provide incentive with respect to the Company's future performance. In October 1999, the Compensation Committee granted options to purchase 95,898, 59,960, 33,593 and 18,798 shares of Common Stock to Messrs. Alexander, Hubbard, Barnes and Broussard, respectively, to provide incentive with respect to the Company's future performance. Additionally, these awards have a meaningful retention component since 20% vest on the grant date and on each succeeding anniversary of the grant date.

   Chief Executive Officer Compensation. As described above, the Company's executive compensation philosophy, including compensation of the Chief Executive Officer, is a competitive base salary and incentive compensation based upon the Company's performance. Specific actions taken by the Compensation Committee regarding Mr. Jarvis' compensation are summarized below.

   Base Salary. Mr. Jarvis' salary was not adjusted during 1999. The Compensation Committee increased Mr. Jarvis salary from $265,000 in 1999 to $290,000 effective March 1, 2000. The Compensation Committee considered operating and financial results for 1999 and the compensation received by chief executive officers of comparable companies in the oil and gas exploration and production industry.

   Incentive Bonus. The Compensation Committee approved a bonus of $134,000 to Mr. Jarvis for 1999, which was paid in February 2000. This award was based upon the Company's performance and on his impact on the Company's results.

   Stock Option Awards. In October 1999, the Compensation Committee granted options to purchase 236,529 to Mr. Jarvis to provide incentive with respect to the Company's future performance. This award vests 20% on the grant date and on each succeeding anniversary of the grant date.

                                          Compensation Committee

                                          Jeffrey A. Harris
                                          Bjarte Bruheim
                                          Michael E. McMahon
                                          Reidar Michaelsen
                                          Howard H. Newman

Stockholder Return Performance Presentation

   As required by applicable rules of the Commission, the performance graph shown below was prepared based upon the following assumptions:

     1. $100 was invested in the Company's Common Stock on September 29, 1999, and $100 was invested in the Peer Group (as defined below) and the S&P 400 Oil/Gas--Exploration/Production on September 29, 1999 at the closing price on such date.

     2. Peer Group investment is weighted based on the stock market capitalization of each individual company within the Peer Group at the beginning of the period.

     3. Dividends are reinvested on the ex-dividend dates.

   The companies that comprise the Company's Peer Group are as follows: Basin Exploration, Inc., Chieftain International, Inc., The Houston Exploration Company, Newfield Exploration Company and Stone Energy Corporation.


                             [Graph Appears Here]

                                                               09/29/99 12/31/99
                                                               -------- --------
Spinnaker Exploration Company.................................   $100    $97.41
Peer Group....................................................   $100    $81.71
S&P 400 Oil/Gas-Exp/Prod......................................   $100    $85.81

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2000.

   Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, an abstention or a broker non-vote would have the same effect as a vote against this proposal.

The Board of Directors recommends that stockholders vote "FOR" ratification of this appointment.

   In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent public accountants. The Board of Directors may terminate the appointment of Arthur Andersen LLP as the Company's independent public accountants without the approval of the stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

   The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournments(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                     STOCKHOLDER PROPOSALS AND NOMINATIONS

   Any stockholder who wishes to submit a proposal for inclusion in the proxy material for the Company's 2001 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the cover page of this proxy statement, so that the Secretary receives it no later than December 13, 2000. The deadline for receipt of a proposal for which a stockholder will conduct his or her own solicitation or for receipt of a director nomination by a stockholder is February 22, 2001. On request, the Secretary of the Company will provide detailed instructions for submitting proposals or nominations.

                                          By Order of the Board of Directors

                                          /s/ James M. Alexander
                                          James M. Alexander
                                          Secretary

April 13, 2000

                         SPINNAKER EXPLORATION COMPANY

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--MAY 23, 2000

    THIS PROXY IS SOLICITED ON BEHALF OF THE SPINNAKER EXPLORATION COMPANY
                              BOARD OF DIRECTORS

The undersigned hereby appoints Roger L. Jarvis, James M. Alexander and Jeffrey
C. Zaruba, and each of them, proxies for the undersigned with full power of substitution, to vote all shares of Spinnaker Exploration Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Spinnaker Exploration Company to be held in Houston, Texas, on Tuesday, May 23, 2000 at 9:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE, NO BOXES NEED TO BE CHECKED.



                  (CONTINUED AND TO BE SIGNED ON OTHER SIDE)


_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

                           . FOLD AND DETACH HERE .

                                                 SPINNAKER EXPLORATION COMPANY
                            PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [x]

1. ELECTION OF DIRECTORS
   1) Roger L. Jarvis, 2) Bjarte Bruheim, 3) Jeffrey A. Harris,
   4) Reidar Michaelsen, 5) Howard H. Newman,                    For   Withheld   For All    Nominee Exception(s)
   6) Michael E. McMahon and 7) Sheldon R. Erikson               All      All      Except
                                                                 [ ]      [ ]       [ ]      _____________________________

                                                                 For   Against   Abstain
2. TO RATIFY SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS         [ ]      [ ]       [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2

                                                                                NOTE: Please sign as name appears hereon.
                                                                                Joint owners should each sign. When signing
                                                                                as attorney, executor, administrator, trustee
                                                                                or guardian, please give full title as such.

                                                                                Signature: _____________________  Date: ____________

                                                                                Signature: _____________________  Date: ____________
------------------------------------------------------------------------------------------------------------------------------------
                                                     . FOLD AND DETACH HERE .